CODE OF ETHICS

BRUCE & CO., INC. and BRUCE FUND, INC.

Statement of General Policy

The basic principle which should govern all officers, directors and employees of the Bruce & Co., Inc. (the Advisor) and Bruce Fund, Inc. (the “Fund”) is that the functions of the Advisor should be carried on with loyalty to the interest of its clients and the Fund shareholders. An investment company must be operated exclusively for the benefit of its shareholders.

In adhering to the foregoing basic principle of loyalty, it is recognized that directors, officers and employees must not profit, directly or indirectly, due to their position or capacity in relation to the Advisor and the Fund, to the detriment or at the expense of its clients and shareholders. No person shall take for his own advantage any corporate opportunity for profit, which that person learns about due to such person’s position.

1.	Definition of Terms Used

(a)	The term “person” means any officer, director or employee of the Advisor or the Fund.

(b)	The term “beneficial ownership” includes any security held in the name of a spouse, minor child, relative or relative of a spouse sharing the same household, and any security in which, by reason of any contract, understanding, relationship, agreement or other arrangement a person obtains present or future benefits substantially equivalent to ownership.

(c)	The term “security” includes without limitation any and all stocks, bonds, notes, bills, debentures and any interest commonly known as a security including any interests which might be selected for, or be included in, the client’s or Fund’s portfolio and including puts, calls and other options or rights in such securities.

2.	Transactions with the Clients

No person shall sell to, or purchase from, the client or Fund any security or other property (except merchandise in the ordinary course of business), in which such person has a beneficial interest, unless such purchase or sale involves solely publicly issued securities of the Fund.

3.	Disclosure of Information

(a)	No person shall discuss with or otherwise inform others of any actual or contemplated security transaction by the Advisor except in the performance of employment duties or in an official capacity and then only for the benefit of the client and Fund, as appropriate, and in no event for personal gain or for the benefit of others.

(b)	No person shall release information to dealers or brokers or otherwise (except to those concerned with the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the articles of incorporation, by-laws, rules and regulations, or similar documents governing the operation of the Fund’s accounts.

4.	Preferential Treatment

No person shall seek or accept favors, preferential treatment, special benefits or other consideration due to their association with the Advisor, except those usual and normal benefits directly provided by the Advisor and Fund.

5.	Conflicts of Interest

If any person is aware of a personal interest which is, or might be, in conflict with those of the clients or the Fund, that person should disclose the situation or transaction and the nature of the conflict to the Advisor and the Board of Directors of the Fund for appropriate consideration.

6.	Personal Security Transactions

It is in the best interest of the Advisor and the Fund that no person knowingly takes advantage of a corporate opportunity for personal benefit or takes action inconsistent with such person’s obligations to the Advisor and the Fund. To that end, therefore, no person shall purchase or sell for such person’s own account or for any relative or associate, any security (except nonvolitional purchases and sales, such as dividend reinvestment programs or “calls” or redemptions of securities) which he or she knew or should have known the Advisor is in the process of purchasing or selling, or which is under consideration for purchase or sale for it’s clients or the Fund. Under unusual circumstances, such as a personal financial emergency, application for an exception may be made to the Board of Directors, which application may be granted or denied. This Paragraph shall not apply to transactions involving U.S. Government securities, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

7.	Procedures

All Access Persons much comply with applicable federal securities laws and are required to report any violations of the Code promptly to the chief compliance officer. All Access Persons are provided a copy of this code of ethics and any amendments and are required to provide written acknowledgement of receipt. To ensure that the required records are maintained to implement the policies set forth in this Code of Ethics,

(a)	Each person shall report to the Advisor and the Board of Directors of the Fund the ownership, and the purchase or sale of all investment securities.

(b)	New Access Persons shall file an initial holdings report within 10 days of becoming an Access Person.

(c)	Any person who in connection with regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities or whose functions relates to the making of any recommendation with respect to purchase or sales for the Advisor, shall report to the Advisor and the Board of Directors all purchases or sales of any security in which such person has, or by virtue of such transaction acquires, any beneficial interest; provided that a “disinterested” member of the Board of Directors need not report security purchases and sales, except where such director knew, or should have known at the time of the transaction that, during a 15-day period immediately preceding or after the date of a transaction in a security by such person, such security is to be, or was, purchased or sold by the Fund or such purchase or sale is or was considered by the Fund or the adviser for inclusion in the Fund’s portfolio. This paragraph 7(b) shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemptions or (ii) transactions involving U.S. Government securities, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

(d)	All such reports shall be in writing, shall be made within ten days after the close of the calendar quarter in which such purchase or sale was effected, and shall set forth the title of the security, the date and nature of the transaction, the amount of securities involved, the purchase or sale price, the broker/dealer or bank through whom the transaction was effected and the extent of such person’s interest in the transaction. Also, where applicable, the interest rate and maturity date of the security. Additionally, the report must indicate any new account opened during the quarter for the benefit of any Access Person, providing the name and date and the submission date to the report.

(e)	The appointed compliance officer shall review such reports for accuracy and completeness and certify as such, that the procedures are in place to prevent violations of the Code.

(f)	The compliance officer shall be responsible for making a certified annual written report of any material violations, sanctions imposed and any other issues related to the Code, as well as any recommendations for changes. The officer shall also present annually to the Advisor and the Board a written and dated confirmation that the recorded information accurately reflects all Access Person’s holdings.

(g)	The Advisor and the Board of Directors will take whatever action it deems necessary with respect to any officer or employee of the Advisor or the Fund who violates any provision of this Code of Ethics.

(h)	The Advisor requires prior approval for a direct or indirect investment in initial public offerings (“IPO’s”) and limited offerings by Investment Personnel of the Advisor. Approval requests will be reviewed and a record of any decision to permit investment in an IPO or limited offering, including the rationale, will be kept.

8.	Research Reports

The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

9.	Condition of Employment or Service

All persons shall conduct themselves at all times in the best interests of its clients and the Fund. Compliance with the foregoing rules shall be a condition of employment or continued affiliation with the Advisor and conduct not in accordance with constitute grounds for actions including termination of employment or removal from office.

As amended to March 17, 2007.